Exhibit 28(m)

ACAP INVESTMENT SERIES TRUST

PLAN OF DISTRIBUTION PURSUANT TO RULE 12B-1

The following Plan of Distribution (the “Plan”) has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”), by ACAP Investment Series Trust (the “Trust”), a Delaware statutory trust, on behalf of ACAP Select Growth Fund (the “Fund”), the sole series of the Trust, with respect to the Class A, Class C and Class W shares of the Fund. The Plan has been approved by the Trust’s Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any related agreement (the “Disinterested Trustees”), cast in person at a meeting called for the purpose of voting on such Plan.

In approving the Plan, the Board of Trustees determined that adoption of the Plan would be prudent and in the best interests of the Fund and its shareholders. Such approval by the Board of Trustees included a determination, in the exercise of their reasonable business judgment and in light of their fiduciary duties under state law and under Sections 36(a) and 36(b) of the Act, that there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders.

The Trust is a statutory trust organized under the laws of the State of Delaware, is authorized to issue different series and classes of securities, and is an open-end management investment company registered under the Act. Mainsail Group, LLC (the “Distributor”) is the principal underwriter and distributor for the shares of the Fund, pursuant to the Distribution Agreement between the Distributor and the Trust on behalf of the Fund (the “Distribution Agreement”).

The provisions of the Plan are as follows:

1. PAYMENT BY CLASS C SHARES OF THE FUND TO PROMOTE THEIR SALE

In consideration for the services provided and the expenses incurred by the Distributor pursuant to the Distribution Agreement, the Trust, on behalf of the Fund, shall pay to the Distributor such fees as set forth in the fee schedule included in Schedule A as may be determined by the Trust’s Board of Trustees or agreed by the Distributor from time to time. The Distributor may pay all or a portion of these fees to any registered securities dealer, financial institution or any other person (a “Recipient”) who renders assistance in distributing, marketing or promoting the sale of Classes A, C and W shares, or who provides certain shareholder services, pursuant to a written agreement with respect to such shares. Payment of these fees shall be made pursuant to the terms of a written agreement between the Trust and the Distributor or another broker dealer (or other financial institution) or between the Distributor and such broker dealer (or other financial institution).

2. USE OF PAYMENTS

          (a) The Distributor or Recipients shall use the monies paid to it pursuant to paragraph 1 above to assist in the distribution and promotion of Classes A, C and W shares and/or for the arrangement for, or the provision of, shareholder services (as described in Section 2(b) below) to the holders of such shares. Payments made under the Plan may be used for, among other things, and without limitation, printing and distribution of prospectuses and reports used for sales purposes, expenses of preparing and distributing sales literature and related expenses, advertisements and other distribution-related expenses, including compensation related to sales and marketing personnel, and other overhead expenses of the Distributor or Recipients attributable to the distribution of such shares, as well as for additional distribution fees paid to securities dealers and other financial institutions, who have executed agreements with the Trust or the Distributor, the forms of which have been approved from time to time by vote of a majority of the Trust’s Board of Trustees and of the Disinterested Trustees. In addition, such fees may be used to pay for advancing the commission costs to dealers or others with respect to the sale of such shares, maintaining customer accounts and records, assisting with purchase and redemption requests, and confirming delivery to customers of the Fund’s prospectus and statement of additional information.

          (b) The monies to be paid to Recipients for shareholder services may include, among other things, furnishing personal services and maintaining shareholder accounts, which services include assisting in establishing and maintaining customer accounts and records; assisting with purchase and redemption requests; confirming that customers have received the Fund’s prospectus and statement of additional information, if applicable; assisting customers in maintaining proper records with the Trust; answering questions relating to customers’ respective accounts; and aiding in maintaining the investment of their respective customers in shares of the Fund. Unless required by applicable law and regulation, nothing contained in this Plan shall require payments for any or all of the foregoing services to be funded by payments under this Plan.

3. QUARTERLY REPORTS

The Distributor shall provide to the Board of Trustees, and the Trustees shall review at least quarterly, a written report of all amounts expended pursuant to the Plan. This report shall include the identity of the Recipient of each payment and the purpose for which the amounts were expended and such other information as the Board of Trustees may reasonably request.

4. CONTINGENT DEFERRED SALES LOAD

For Class C shares, the Fund understands that if a shareholder redeems Class C shares in the first year of ownership, the Distributor will impose a sales charge directly on the redemption proceeds to cover those distribution expenses (including pre-paid commissions) it has previously incurred on the sale of those shares.

5. EFFECTIVE DATE AND DURATION OF THE PLAN

The Plan shall become effective with respect to Classes A, C and W shares as of the date such shares are first offered upon approval by the vote of a majority of the Board of Trustees, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on the approval of the Plan. The Plan shall continue in effect for a period of one year from its effective date unless terminated pursuant to its terms. Thereafter, the Plan shall continue from year to year, provided that such continuance is approved at least annually by a vote of a majority of the Board of Trustees, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such continuance. The Plan, or any related agreement, may be terminated at any time (as to any class, series or the Trust as a whole), without penalty, by the vote of a majority of the Disinterested Trustees or by the vote of a majority of the outstanding voting securities of the relevant class or series.

6. SELECTION OF DISINTERESTED TRUSTEES

          During the period in which the Plan is effective, the selection and nomination of those Trustees who are Disinterested Trustees of the Trust shall be committed to the discretion of the Disinterested Trustees.

7. FUND GOVERNANCE STANDARDS

          During the period in which the Plan is effective, the Board of Trustees shall comply with the definition of fund governance standards as defined in Rule 0-1(a)(7) under the Act.

8. AMENDMENTS

          All material amendments of the Plan shall be in writing and shall be approved by a vote of a majority of the Board of Trustees, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such amendment. In addition, the Plan may not be amended to increase materially the amount to be expended hereunder with respect to a particular class of shares without approval by vote of the holders of a majority of the outstanding voting securities of such class.

9. RECORDKEEPING

          The Trust shall preserve copies of the Plan, any related agreement and all reports made pursuant to Section 3 for a period of not less than six years from the date of the Plan, any such related agreement or such reports, as the case may be, the first two years in an easily accessible place.

10. CLASS-SPECIFIC OBLIGATIONS

          Consistent with the limitation of shareholder liability as set forth in the Trust’s Declaration of Trust, any obligation assumed by each class of shares of the Fund pursuant to this Plan shall not constitute an obligation of any shareholder of the Trust or of any other class of the Fund, any other series of the Trust or any other class of such series.

Schedule A

Fee Schedule

The Fund shall pay fees to the Distributor as reflected in the following chart, which are the applicable annual fee rates as a percentage of the average daily net assets of the Fund attributable to the applicable class:

Class	Fee

A	[ ]%
C	[ ]%
W	[ ]%

[The fees shall be paid to the Distributor within five (5) business days after the last day of each month.]